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                                                                   EXHIBIT (10)Z

                    KETEMA, INC. KEY EMPLOYEE SEVERANCE PLAN
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     1.  Purpose
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     The Ketema, Inc. Key Employee Severance Plan (the "Plan") is intended to provide benefits to certain key employees of Ketema, Inc. (the "Company") in the event of a termination of employment under certain circumstances following a change of control of the Company.

     2.  Definitions
         -----------

     For purposes of the Plan, the terms below shall have the following definitions:

     "Affiliate" of any Person shall mean any other Person directly or indirectly controlled by, controlling, or under common control with, such Person.

     "Benefit Period" shall mean, with respect to each Participant whose title is listed below, the period consisting of the number of calendar months set forth opposite the Participant's title, beginning with the month in which the Participant's Termination of Employment occurs following a Change of Control:

                    Chief Executive Officer -  12 months
                    Chief Financial Officer -  12 months
                    Vice President-
                      Human Resources       -  12 months
                    Comptroller             -  12 months
                    General Manager         -  12 months

     "Board" shall mean the Board of Directors of the Company.

     "Change of Control" shall mean the event that is deemed to occur if (i) any Person (except the Company or any employee benefit plan of the Company or of any Affiliate), together with all Affiliates of such Person, shall become the beneficial owner in the aggregate of 30% or more of the common stock of the Company then outstanding and (ii) during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.
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     "Company" shall mean Ketema, Inc. and any successors thereto by merger, consolidation, liquidation or other reorganization.

     "Committee" shall mean the Compensation Committee of the Board.

     "Participant" shall mean each respective employee of the Company who, on the effective date of the Plan, holds one of the following titles: Chief Executive Officer, Chief Financial Officer, Vice President-Human Resources, Comptroller and General Manager.

     "Person" shall mean any individual, partnership, corporation, group, trust or other legal entity.

     "Plan" shall mean this Ketema, Inc. Key Employee Severance Plan as embodied herein and as it may be amended from time to time.

     "Plan Period" shall mean, with respect to each Participant whose title is listed below, the period consisting of the number of calendar months set forth opposite the Participant's title, beginning with the month in which the Plan becomes effective:

                       Chief Executive Officer - 24 months
                       Chief Financial Officer - 24 months
                       Vice President-
                         Human Resources       - 24 months
                       Comptroller             - 24 months
                       General Manager         - 24 months

     "Termination of Employment" shall mean an involuntary termination by the Company of a Participant's employment for any reason other than "cause" as hereinafter defined or the resignation by a Participant from his employment with the Company for other than "good reason" as hereinafter defined. For purposes of this definition, "cause" shall mean any action by the Participant that constitutes (i) gross misconduct, (ii) dishonesty, (iii) gross mismanagement,
(iv) a deliberate and premeditated act against the interest of the Company or its Affiliates or (v) the commission of a felony. For purposes of this definition, "good reason" shall mean (i) a reduction in the Participant's title, status or responsibilities, (ii) a reduction in the Participant's base compensation, benefits (other than bonus) or perquisites, other than by a de minimis amount or (iii) an involuntary relocation or movement of the primary place of business more than 50 miles further from the Participant's residence.

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     3.  Effective Date
         --------------

     The Plan shall be effective as of April 5, 1994.

     4.  Administration of the Plan
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     The Plan shall be administered by the Board or, if the Board designates the
Committee to administer the Plan, by the Committee. The Committee or Board shall establish such rules and procedures as are necessary or advisable to administer the Plan and effectuate its purpose. The Committee or Board shall have discretionary authority to interpret the provisions of the Plan. A determination of the Committee or Board as to any questions which may arise with respect to the interpretation of the provisions of the Plan shall be final.

     5.  Benefits
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     In the event that, during the Plan Period, a Participant's Termination of
Employment occurs following a Change of Control, such Participant shall receive the following benefits and payments:

     (a) Base salary (at the rate in effect immediately prior to the Participant's Termination of Employment) shall be paid monthly by the Company to the Participant for the duration of the Benefit Period.

     (b) A bonus shall be paid by the Company to the Participant in a lump sum payment as soon as practicable following the Participant's Termination of Employment. The amount of such bonus shall consist of that percentage of the annual amount of the Participant's base salary (at the rate in effect immediately prior to the Participant's Termination of Employment) which is equal to the bonus percentage received by the Participant during the last fiscal year of the Company ending prior to such Termination of Employment.

     (c) The Participant shall be entitled to continued health and welfare benefits for the duration of the Benefit Period at the cost level to the Participant in effect immediately prior to the Participant's Termination of Employment. For purposes of group health plan continuation coverage pursuant to
Section 4980B of the Code, the qualifying event as defined in said Section 4980B shall occur on the date of the Participant's Termination of Employment; however, for the duration of the Benefit Period, the Company shall pay the excess of (1) the amount of the premium that would otherwise be payable by the Participant (and any covered dependents of the Participant) for such continuation coverage over (2) the amount for group health coverage (including coverage of the Participant's dependents, if any) payable by the Participant

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immediately prior to the Participant's Termination of Employment.


     (d) An amount equal to the present value of the vested benefit that would have been accrued by the Participant under the Employees' Retirement Plan of Ketema, Inc. during the Benefit Period, if the Participant's Termination of Employment had not occurred, shall be paid by the Company to the Participant in a lump sum payment as soon as practicable following the Participant's Termination of Employment.

     (e) An amount equal to the vested portion of the matching and discretionary contributions that would have been made by the Company to the Participant's account under the Ketema Savings and Investment Plan during the Benefit Period, if the Participant's Termination of Employment had not occurred and the Participant had continued his salary deferral election under said plan at the same rate as in effect immediately prior to his Termination of Employment, shall be paid by the Company to the Participant. Such payment shall be made in a lump sum as soon as practicable following the later of (i) the Participant's Termination of Employment or (ii) the date on which the amount of the Company's discretionary contribution, if any, allocable to the plan year in which such Termination of Employment occurs, is determined.

     (f) Ownership of the Company provided vehicle shall be transferred to the Participant as soon as practicable following the Participant's Termination of Employment.

Notwithstanding the preceding, if the benefits payable pursuant to this Plan, either alone or together with other payments which the Participant has the right to receive directly or indirectly from the Company, would constitute an excess parachute payment (the "Excess Payment") under Section 280G of the Code, the benefits payable pursuant to this Plan shall be reduced (but not below zero) by the amount necessary to prevent any such payments to the Participant from constituting an Excess Payment, as determined in good faith by the Committee.

     6.  Amendment of the Plan
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     The Board may from time to time amend the Plan, provided, however, that no such amendment shall adversely affect the rights of any Participant with regard to the benefits and payments under the Plan.

     7.  Assignability; Death
         --------------------

     No benefits or payments under the Plan shall be pledged, assigned or transferred by any Participant except by a

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will or by the laws of descent and distribution.  Any estate of any Participant receiving any benefits or payments under the Plan shall be subject to all of the terms and conditions of the Plan. In the event of the Participant's death following his Termination of Employment but prior to the receipt of all benefits and payments under the Plan, any amounts that would have been paid to the Participant pursuant to paragraphs (d) and (e) of Section 5 shall be payable to the Participant's estate.

      8.  Tax Withholding
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     The Company shall deduct and withhold such amounts under any federal, state or local tax rules or regulations as it deems appropriate with respect to the benefits by, or amounts paid to, a Participant from any cash or other payments to be made to the Participant. In any event, the Participant shall make available to the Company, promptly when required, sufficient funds to meet the requirements of such withholding, and the Committee or Board shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Company when required.

     9.  No Contract of Employment
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     Neither the action of the Company in establishing this Plan, nor any provisions hereof, nor any action taken by the Company, the Committee or Board pursuant to such provisions, shall be construed as giving to any employee or Participant the right to be retained in the employ of the Company.

         10.  Plan Expenses
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     Any expenses and liabilities incurred by the Board, the Committee or the
Company in administering the Plan shall be paid by the Company.

         11.  Other Benefit Plan
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     Any benefits received by, or amounts paid to, a Participant under the Plan shall have no effect on the level of benefits provided to or received by such Participant, or the Participant's estate or beneficiaries, as a part of any other employee benefit plan or similar arrangements provided by the Company, except as specifically provided herein or as provided under the terms of such other employee benefit plan or similar arrangement.

         12.  Governing Law
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     The Plan shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

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     IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 5th day of April, 1994.


ATTEST:                                        KETEMA, INC.



____________________                           By:________________________
     (S E A L)

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